EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), dated effective June 30, 2022, is by and between iMine Corporation, a Nevada corporation (hereinafter the “Purchaser”), RAC Real Estate Acquisition Corp., a Wyoming Corporation (hereinafter the “Target Company”), and the shareholders of the Target Company who are listed on Exhibit A hereto (the “Shareholders”). Purchaser, Target Company and Shareholders are sometimes referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Purchaser wishes to acquire, and the Shareholders are willing to sell, all of the outstanding shares of the Target Company in exchange solely for voting convertible preferred stock of the Purchaser whereby Purchase will acquire control of the Target Company and Shareholders will be permitted to vote with the holders of the Common Stock; and

WHEREAS, the Parties intend for the transactions described herein to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

1. SHARE EXCHANGE

1.1. Terms of the Share Exchange.

1.1.1. Upon the terms and subject to the conditions of this Agreement, Target Company and Shareholders do hereby transfer, assign and deliver to Purchaser, as of the Effective Time, and Purchaser does hereby accept from Target Company, 1,000 shares of common stock owned by the Shareholders (the “RAC Shares”), which constitutes all of the issued and outstanding capital stock of Target Company in exchange for the issuance and delivery to Shareholders of 100,000 shares of Series A Preferred Stock (the “Preferred Shares”) as set forth in Exhibit A (the “Share Exchange”).

1.1.2. Each of the Shareholders, as of the Effective Time, hereby conveys to Purchaser good, valid and marketable title to the RAC Shares free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever. On the date specified in Section 1.2 below, each Shareholder shall deliver to Purchaser written notice transferring the uncertificated RAC Shares to Purchaser.

1.1.3. Purchaser, as of the Effective time, does hereby convey to each Shareholder good, valid and marketable title to the Preferred Shares free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever. On the date specified in Section 1.2 below, Purchaser shall deliver, or shall cause its transfer agent to deliver, to each Shareholder written notice evidencing the uncertificated Preferred Shares in the denominations set forth in Exhibit A.

1

1.2. Effective Time; Time and Place of Closing. The Share Exchange shall become effective at 11:59 P.M. (EDT) on the day this Agreement is fully executed by the Parties (the “Effective Time”). The delivery of the notices to transfer the RAC Shares and to issue the Preferred Shares contemplated by this Agreement will take place remotely by email on the next business day immediately following the Effective Time or as soon thereafter as reasonably practicable.

2. REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY AND SHAREHOLDERS. The Target Company and the Shareholders, jointly and severally, represent and warrant to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

2.1. Organization and Authority. The Target Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Target Company does not have any subsidiaries or own any interest in any other entity.

2.2. Capitalization. As of the date hereof, the only class of equity securities in the Target Company are shares of common stock, of which only the 1,000 RAC Shares are issued and outstanding. There are no other equity interests, or any rights to purchase any equity interest, in Target Company which are outstanding.

2.3. Directors and Officers. Shareholders are the only directors of Target Company, and the only officers are the following: Frank Gillen as CEO and President; Francis Pittilloni as Chief Operating Officer; and Yolanda Goodell as Vice-President, Chief Marketing Officer, Secretary, and Treasurer.

2.4. Authorization; Enforcement; Compliance with Other Instruments. (i) The Target Company has the requisite power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by the Target Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Target Company’s Board of Directors and Shareholders, and no further consent or authorization is required by the Target Company, its Board of Directors, or its Shareholders; (iii) this Agreement has been duly and validly executed and delivered by the Target Company; and (iv) this Agreement constitutes the valid and binding obligations of the Target Company enforceable against the Target Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

2

2.5. No Conflicts. The execution, delivery and performance of this Agreement by the Target Company and the consummation by the Target Company of the transactions contemplated hereby will not (i) result in a violation of its Articles of Incorporation (the “Articles of Incorporation”) or Bylaws, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Target Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Target Company or by which any property or asset of the Target Company is bound or affected. The Target Company is not in violation of any term of, or in default under, the Articles of Incorporation, Bylaws, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Target Company, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a material adverse effect on the Target Company. The business of the Target Company is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a material adverse effect on the Target Company. Except as specifically contemplated by this Agreement, and as required under the Securities Act of 1933, as amended (the “1933 Act”), the Target Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

2.6. Financial Statements. True copies of the unaudited financial statements of the Target Company consisting of the balance sheet as of May 31, 2022, and statements of income, stockholder equity, and cash flow for each of the period from inception (May 11, 2022) through May 31, 2022 (the “Target Company Financial Statements”), have been delivered to Purchaser. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Target Company as of May 31, 2022, and the earnings for the periods covered, in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Target Company as of the date thereof and the results of its operations, stockholder equity, and cash flows for the period then ended (subject to normal year-end audit adjustments).

2.7. Liabilities. Except as set forth in Schedule 2.7, if any, there are no material liabilities of the Target Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Target Company, its agents or servants occurring prior to the period covered by the Target Company Financial Statements which are not disclosed by or reflected in the Target Company Financial Statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Target Company.

3

2.8. Absence of Certain Changes or Events. Except as set forth in this Agreement, since the period covered by the Target Company Financial Statements there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Target Company, or (ii) any damage, destruction, or loss to the Target Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Target Company. The Target Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Target Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

2.9. Litigation. To the best knowledge and reasonable belief of the Target Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Target Company or its subsidiaries, if any, or their assets, properties, or business, nor does the Target Company or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any manager or affiliate of the Target Company or as to which any of the Shareholders is a party adverse to the Target Company or any of its subsidiaries or has a material interest adverse to the Target Company or any of its subsidiaries.

2.10. Accredited Investor. Each of the Shareholders is an accredited investor as defined under Rule 501(a) of Regulation D promulgated by the SEC under the 1933 Act.

2.11. “Bad Actor” Disqualification. Neither the Shareholder, the Target Company, nor any person covered by Rule 506(d) is subject to disqualification thereunder.

2.12. Restricted Securities. Each Shareholder understands that the Preferred Shares have not been registered pursuant to the 1933 Act, or any state securities act, and thus are “restricted securities” as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, they will be required to retain the Acquisition Shares for a specified of up to two years from the date of Closing and at the expiration of such period their sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the Purchaser is current in its filings with the SEC under the Exchange Act, or other public disclosure requirements, and meets the requirements of Rule 144(i) as a former shell company. Accordingly, each Shareholder is prepared to hold the Shares for an indefinite period.

2.13. Investment Purpose. Each Shareholder acknowledges that the Preferred Shares are being acquired for their own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. Each Shareholder further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Preferred Shares.

4

2.14. Limitations on Resale; Restrictive Legend. Each Shareholder acknowledges that they will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Preferred Shares except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Purchaser, is exempt from registration under the 1933 Act, or the rules and regulations of the SEC thereunder. Each Shareholder also acknowledges that an appropriate legend will be placed upon each of the certificates or book entries representing the Preferred Shares stating that they have not been registered under the 1933 Act and setting forth or referring to the restrictions on transferability and sale thereof.

2.15. Knowledge and Experience in Business and Financial Matters. Each Shareholder, either individually or together with their purchaser representative, has such knowledge and experience in business and financial matters that they are capable of evaluating the risks of the Share Exchange transaction, and that the financial capacity of such party is of such proportion that the total cost of such person’s commitment in the Preferred Shares would not be material when compared with such person’s total financial capacity.

2.16. Accuracy of All Statements Made by the Target Company. No representation or warranty by the Target Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Target Company pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Target Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Target Company and the Shareholders as set forth below. These representations and warranties are made as an inducement for the Target Company and the Shareholders to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Target Company and the Shareholders would not be parties hereto.

3.1. Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Purchaser does not have any subsidiaries or own any interest in any other entity.

5

3.2. Capitalization. As of the date hereof, the authorized capital stock of the Purchaser consists of (i) 300,000,000 shares of Common Stock, par value $0.001 per share, of which as of the date hereof, 595,986 shares are legally and validly issued and outstanding, and 10,000,000 shares of Preferred Stock, par value of $0.001 per share, of which as of the date hereof, 100,000 are classified as Series A Preferred Shares, which are to be issued at the Effective Time. All of such shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as set forth in this Agreement, no shares of the Purchaser’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Purchaser; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser; (iv) there are no agreements or arrangements under which the Purchaser is obligated to register the sale of any of its securities under the 1933 Act; (v) there are no outstanding securities of the Purchaser which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to redeem a security of the Purchaser; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) the Purchaser does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of the Purchaser’s capital stock.

3.3. Authorization; Enforcement; Compliance with Other Instruments. (i) The Purchaser has the requisite corporate power and authority to enter into and perform all actions required under this Agreement; (ii) the execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Purchaser’s Board of Directors and no further consent or authorization is required by the Purchaser, its Board of Directors, or its shareholders; (iii) this Agreement has been duly and validly executed and delivered by the Purchaser; and (iv) this Agreement constitutes the valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.4. Financial Statements. Prior to Closing, true copies of the unaudited financial statements of the Purchaser consisting of the balance sheets as of the fiscal year ended July 31, 2021, and the nine-month period ended April 30, 2022, and statements of income, stockholders’ equity, and cash flow for each of the periods then ended (the “Purchaser Financial Statements”), have been delivered to the Target Company. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Purchaser as of April 30, 2022, and the earnings for the periods covered, in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Target Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject to normal year-end audit adjustments).

6

3.5. No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Purchaser or the Bylaws, or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Purchaser is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected. The Purchaser is not in violation of any term of, or in default under, the Articles of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock of the Company or the Bylaws or its organizational charter or Bylaws, or any contract, agreement, mortgage, indebtedness, indenture, Articles of Incorporation, judgment, decree or order or any statute, rule or regulation applicable to the Purchaser, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a material adverse effect on the Purchaser. The business of the Purchaser is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a material adverse effect on the Purchaser. Except as specifically contemplated by this Agreement, and as required under the 1933 Act, the Purchaser is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof.

3.6. Absence of Certain Changes. Except as disclosed in Purchaser Financial Statements, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Purchaser which has had or reasonably could have a material adverse effect on the Purchaser. The Purchaser has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Purchaser have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

3.7. Litigation. To the best knowledge and reasonable belief of the Purchaser, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Purchaser or its subsidiaries, if any, or their assets, properties, or business, nor does the Purchaser or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Purchaser is a party adverse to the Purchaser or any of its subsidiaries or has a material interest adverse to the Purchaser or any of its subsidiaries.

7

3.8. Taxes. All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser, except as provided for in the financial statements of the Purchaser, or have been incurred in the normal course of business of the Purchaser since that date. All tax returns of any kind required to be filed have been filed and the taxes paid. There are no disputes as to taxes of any nature payable by the Purchaser.

3.9. Environmental Laws. The Purchaser (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a material adverse effect on the Purchaser.

3.10. Legality of Shares to be Issued. The Preferred Shares to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

3.11. Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Target Company or any Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

4. COVENANTS OF THE PARTIES.

4.1. No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

4.2. Indemnification. Each Shareholder, severally and not jointly, shall indemnify Purchaser, its officers, directors, attorneys and accountants (each an “Indemnified Party”) for any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) suffered by the Indemnified Party resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Target Company herein, and any claims arising from the operations of the Target Company prior to the Closing Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

8

4.3. Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

4.4. Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

4.5. United States Income Tax Treatment. For all United States income tax purposes, the Parties intend for the Share Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code. The Parties shall report the Share Exchange for all United States income tax purposes consistent therewith and shall not take any position inconsistent with this Section 4.9 in the course of any tax audit, tax review or tax litigation matter relating hereto.

4.6. Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

5. MISCELLANEOUS

5.1. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by electronic mail (as verified by a document reasonably confirming satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, at 9:00 am local time on the first business day following such delivery where such notice is to be received); or (iii) upon five business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change their physical or electronic address for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to Purchaser at:	iMine Corporation
488 NE 18th Street, #2307
Miami, FL 33132
Attn: Jose Maria Eduardo Gonzalez Romero, CEO
Email Address: gonzalezromero.jm@me.com

9

With a copy (which will not constitute notice) to:	Ronald N. Vance, Esq.
Pearson Butler, LLC
1802 W. South Jordan Parkway, Suite 200
South Jordan, UT 84095
Email Address: ron@pearsonbutler.com

If to Target Company or Shareholders at:	RAC Real Estate Acquisition Corp.
848 Brickell Avenue, Penthouse 5
Miami, FL 33131
Attention: Frank Gillen, CEO
Email Address: mktmaven11@yahoo.com

With a copy (which will not constitute notice) to:

Email Address: angie@fly2cabo.com

5.2. Expenses. Each of the parties hereto shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

5.3. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

5.4. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

5.5. Entire Agreement. This Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10

5.7. Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Nevada, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Purchaser and Target Company hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada and the federal courts of the United States of America located in Clark County, Nevada, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Nevada State or federal court. Purchaser and Target Company hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

5.8. Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or otherwise arising under this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

5.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

5.10. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto.

5.11. No Third-Party Beneficiaries. Except as provided in Section 4.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

5.12. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

5.13. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

11

5.14. Exhibits. Each of the exhibits, schedules, or other attachments referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

5.15. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. Target Company understands and acknowledges that legal counsel for Purchaser has not and does not represent Target Company, its officers or directors, its Shareholders, or any other party.

SIGNATURE PAGE FOLLOWS

12

SIGNATURE PAGE

            IN WITNESS WHEREOF, each of the parties hereto has executed the foregoing Agreement and Plan of Reorganization as of the respective day and year set forth below.

PURCHASER:	iMine Corporation

Date:	By
Jose Maria Eduardo Gonzalez Romero, CEO

TARGET COMPANY:	RAC Real Estate Acquisition Corp.

Date:	By
Frank Gillen, CEO

SHAREHOLDERS:

Date:
Frank Gillen

Date:
Francis Pittilloni

Date:
Yolanda Goodell

13

EXHIBIT A

TO THE

SECURITIES PURCHASE AGREEMENT

Name of Shareholder	No. of Shares of Target Company to be Transferred	No. of Preferred Shares of Purchaser to be Issued
Frank Gillen	334	33,334
Francis Pittilloni	333	33,333
Yolanda Goodell	333	33,333
TOTAL	1,000	100,000

14